INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant             |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
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|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e) (2))

                     Standish, Ayer & Wood Investment Trust
________________________________________________________________________________
                (Name of Registrant as Specified in its Charter)

________________________________________________________________________________
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

                     Standish, Ayer & Wood Investment Trust
                              One Financial Center
                                Boston, MA 02111
                                 (800) 221-4795

July 5, 2000

      Re. Standish Small Capitalization Equity Fund

Dear Shareholder:

I am writing to ask for your vote on a proposal to approve a new investment advisory agreement between your fund (Standish Small Capitalization Equity Fund) and Standish, Ayer & Wood, Inc. ("Standish"), your fund's investment adviser, increasing the rate at which investment advisory fees are payable to Standish from 0.60% to 0.80% of the fund's average daily net assets.

The increased fee rate is proposed only after a great deal of thought and analysis on the part of Standish and your fund's Board of Trustees. Standish and the Board of Trustees have carefully examined the investment advisory fee, investment performance and expense ratio of your fund compared with those of similar funds. Your fund has had above average performance for its most recent one-year, three-year, five-year and since-inception periods, and has outperformed its benchmark index, the Russell 2000 Growth Index, by a significant margin in each of those periods. Nevertheless, the investment advisory fee rate payable to Standish by the fund is significantly lower than that payable by the majority of similar funds.

The importance of increasing the fund's investment advisory fee rate is underscored by the increased complexity in recent years of the domestic small capitalization equity market, and increased competition among small cap institutional funds. In this environment, Standish must be able to attract and retain quality investment personnel and to capitalize on advances in technology and research. Standish believes that the fee rate increase is necessary in order for your fund to maintain and enhance the resources needed to permit the fund to compete effectively with other funds in its peer group. Standish and your fund's Board of Trustees recommend that you vote in favor of this proposal.

The enclosed proxy statement, therefore, solicits your vote in favor of the new investment advisory fee rate, which Standish and your fund's Board of Trustees believe is fair and reasonable compared to the fees paid by similar funds to high quality fund managers. In fact, if you approve the proposed investment advisory agreement, the new investment advisory fee rate payable to Standish (0.80% of average daily net assets) would still be lower than the median fee rate payable to the mutual funds included in the Lipper Small Cap Institutional Funds universe (0.81% of average daily net assets).

We urge you to read carefully the more detailed explanation of this proposal in the enclosed proxy statement. In addition, we would be happy to talk with you about the proposal. Please call your investment manager at Standish or Michael Fechter, Vice President of Client Service, or Lavinia Chase, Director of Client Service for the Standish Mutual Funds, at (800) 221-4795.

Your vote is important to us. In order for us to obtain a quorum at the meeting, it is important that your shares be represented. Therefore, I urge you to cast your vote on the proposal contained in the Proxy Statement and return a completed proxy card promptly in the enclosed self-addressed return envelope.

Sincerely,


Richard S. Wood
President
Standish, Ayer & Wood Investment Trust

                           PRELIMINARY PROXY MATERIALS

                    STANDISH SMALL CAPITALIZATION EQUITY FUND
                                   a series of
                      Standish Ayer & Wood Investment Trust
                              One Financial Center
                           Boston, Massachusetts 02111
                                 1-800-221-4795

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          SCHEDULED FOR AUGUST 17, 2000

      This is the formal agenda for your fund's shareholder meeting. It tells you the matters that you will be asked to vote on and the time and place of the meeting, in case you want to attend in person.

      To the shareholders of Standish Small Capitalization Equity Fund:

      A meeting of shareholders of your fund will be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, on August 17, 2000, at 2:00 p.m., Boston time, to consider the following:

      1. A proposal to approve a new investment advisory agreement between the fund and Standish, Ayer & Wood, Inc., your fund's investment adviser ("Standish"), increasing the rate at which investment advisory fees are payable to Standish; and

      2. Any other business that may properly come before the meeting.

      Shareholders of record as of the close of business on June 9, 2000 are entitled to vote at the meeting and any related follow-up meetings.

                                       By order of the Board of Trustees,
                                       Anne P. Herrmann, Secretary

Boston, Massachusetts
July 5, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD.

                                 PROXY STATEMENT
                                       OF
                    STANDISH SMALL CAPITALIZATION EQUITY FUND
                                   a series of
                      Standish Ayer & Wood Investment Trust
                              One Financial Center
                           Boston, Massachusetts 02111
                                 1-800-221-4795

                         SPECIAL MEETING OF SHAREHOLDERS

      This proxy statement contains the information that you should have before voting on the proposals as summarized below.

                                  INTRODUCTION

      This proxy statement is being used by the board of trustees of Standish, Ayer & Wood Investment Trust (the "Trust") to solicit proxies to be voted at a special meeting of shareholders of your fund. This meeting will be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, at 2:00 p.m., Boston time on August 17, 2000, and at any adjournments of the meeting to a later date. The purposes of this meeting are to consider:

      1. A proposal to approve a new investment advisory agreement between the fund and Standish, Ayer & Wood, Inc., your fund's investment adviser ("Standish"), increasing the rate at which investment advisory fees are payable to Standish; and

      2. Any other business that may properly come before the meeting.

      This proxy statement and enclosed proxy are being mailed to shareholders on or about July 5, 2000. The fund's annual report for the fiscal year ended September 30, 1999 and semi-annual report for the six months ended March 31, 2000 were previously mailed to shareholders. Standish Small Capitalization Equity Fund will furnish without charge an additional copy of its annual report or semiannual report to any shareholder upon request. Shareholders who want to obtain a copy of these reports should direct all written requests to the attention of the fund, at the address listed above, or should call 1-800-221-4795.

Who is eligible to vote?

      Shareholders of record as of the close of business on June 9, 2000 (the "record date") are entitled to notice of and to vote on all of the fund's business at the meeting and any adjournments thereof. Each share is entitled to one vote and each fractional share is entitled to a corresponding fractional vote. Shares represented by properly executed proxies, unless revoked before or at the meeting, will be voted according to shareholders' instructions. If you sign a proxy, but do not fill in a vote, your shares will be voted to approve the proposals. If any other business comes before the meeting, your shares will be voted at the discretion of the persons named as proxies.

                                   PROPOSAL 1

                 APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT

Summary

      Standish, Ayer & Wood, Inc. ("Standish"), One Financial Center, Boston, Massachusetts 02111, serves as investment adviser to the fund pursuant to an investment advisory agreement dated December 31, 1999 (the "existing contract"). Standish has provided investment advisory services to the fund directly or indirectly (through a Standish master portfolio) since the fund's inception on September 1, 1990. Standish provided investment advisory services to the fund directly by serving as the fund's investment adviser from September 1, 1990 to March 29, 1996 and again since December 31, 1999. For the period March 29, 1996 through December 30, 1999, Standish indirectly provided investment advisory services to the fund by serving as investment adviser to a Standish master portfolio in which the fund invested all of its investable assets. Standish is a Massachusetts corporation incorporated in 1933 and is registered as an investment adviser under the Investment Advisers Act of 1940.

      Standish provides fully discretionary management services and counseling and advisory services to a broad range of clients throughout the United States, including mutual funds, pension plans, endowments, foundations, and high net worth individuals. Together with its affiliate, Standish International Management Company, LLC, Standish has over $45 billion in assets under management for clients. Standish is independently owned and operated by twenty-five investment and other professionals employed by the firm. See the Appendix to this proxy statement for more information concerning the ownership and control of Standish.

      At a meeting of the board of trustees held on June 2 and 3, 2000, the trustees, including all of the trustees who are not "interested persons" of the fund or Standish, unanimously approved and voted to recommend that the shareholders of the fund approve a proposal to adopt a new investment advisory agreement between Standish and the fund (the "proposed contract"). Under the proposed contract, there would be an increase in the rate of investment advisory fees paid by the fund to Standish. Specifically, the fee payable by Standish would be increased from 0.60% to 0.80% of the fund's average daily net assets or 20 cents per $100 invested in the fund.

      Standish believes the proposed investment advisory fee is appropriate for the following reasons:

      o the fund has significantly outperformed both its benchmark and the median comparable mutual fund since its inception;

      o the fund's existing advisory fee of 0.60% of the fund's average daily net assets is well below the 0.81% median fee paid by comparable mutual funds;

      o the proposed fee of 0.80%, and the resulting total expense ratio of the funds would also be lower than the median fee and median total expense ratio of comparable mutual funds;

      o there has been a significant increase in the complexity, competitiveness and costs involved in managing a mutual fund focusing on domestic small capitalization stocks; and

      o the proposed fee will provide Standish with the resources necessary to attract and retain high quality investment professionals and to invest in the advanced technology and systems needed to maintain and enhance the present level of service to the fund's shareholders; and

      o the proposed fee will provide Standish with additional resources without having to reopen the fund to new investors of record. Standish believes that keeping the fund closed to new investors continues to be in the best interests of the fund and its shareholders.

Discussion

Rationale for the Increase in Investment Advisory Fee

      Strong Performance. Standish believes the proposed increase in investment advisory fee is justified in part by the fund's strong historical performance. The following table compares the total return of the fund for the periods ended May 31, 2000 to the total return during the same periods for the Russell 2000 Growth Index, the fund's benchmark, and for the mutual funds in the Lipper Institutional Small Cap Funds universe, which consists of funds that have a small capitalization growth orientation similar to that of the fund. As indicated below the fund has significantly outperformed both its benchmark and the median fund in its competitive universe.

                          Average Annual Total Returns

                                  Standish Small
                                  Capitalization     Russell 2000
                                   Equity Fund*      Growth Index     Lipper Universe
                                   ------------      ------------     ---------------

      One year                        54.42%            19.69%            45.10%

      Three years                     25.80%            12.96%            22.08%

      Five years                      23.45%            14.54%            19.33%

      Since Inception (9/1/90)        22.20%            14.57%            18.48%

      ----------------------
      *Standish did not impose all or a portion of its fee and reimbursed the fund for a portion of its expenses for various periods since the fund's inception. Had Standish not taken these actions, the fund's performance would be lower.

      Below Average Advisory Fee and Expense Ratio. Standish also believes the proposed fee increase is reasonable and appropriate in light of the fees and expenses incurred by other funds. The fund pays Standish an advisory fee that is significantly lower than the median fee paid by similar funds. Under the existing contract, the fund pays Standish an investment advisory fee at an annual rate of 0.60% of average daily net assets. The median investment advisory fee for mutual funds in the Lipper Small Cap Institutional Funds group universe is 0.81% of average daily net assets. If the proposed increase in the fund's investment advisory fee is approved, the fund would pay Standish a fee of 0.80% annually of average daily net assets. Consequently, the fund currently pays Standish a fee at a rate that is substantially below the median for its peer group and, if the proposed contract is approved, the fund would pay Standish a fee that is still below the median fee for the fund's peer group.

      Further, the fund's gross total expense ratio (0.78% of the fund's average daily net assets as of May 31, 2000) is also well below the 1.11% median expense ratio of funds in the Lipper universe. If the fee increase is approved, the resulting expense ratio of 0.98% would still be below the Lipper universe median.

      Increased Complexity, Competition and Costs. Standish also believes the proposed increase is necessary in light of the increased complexity, competition and costs involved in managing a mutual fund focusing on domestic small cap stocks.

      The complexity arises in part from the growth in the number of issues in the small cap sector, including significant growth in the number of initial public offerings. This complexity is heightened by the need for Standish to search continually for new investment opportunities as many such companies appreciate beyond the small cap sector. Finally, the small capitalization sector is increasingly dominated by companies offering technologically complex products and services. Investing successfully in this sector requires a thorough understanding of the industries in which these companies compete, and the often highly technical factors relating to product or service design and supply and demand, making some companies more likely to outperform their competitors. The growth of the small cap sector has in turn led to a significant increase in the number of funds focusing on this market.

      These factors have in turn resulted in greater costs to Standish of managing the fund. Standish must increasingly invest in technology and personnel to analyze individual companies and industry trends in this growing and rapidly changing high-technology oriented market. The growth in the number of funds has also placed upward pressure on compensation levels for qualified portfolio managers and analysts in this area. To retain and continue to attract high quality professionals, Standish must remain competitive in its compensation and benefits structure. Partly as a result of these cost-related pressures and the fact that the fund is closed to new investors, Standish has seen its profit margin (advisory fee revenues less operations expenses) in managing the fund decline significantly in recent years. Standish receives no revenues from the fund other than its advisory fee. Accordingly, the advisory fee alone compensates Standish for providing the personnel, equipment and office space necessary for the management of the fund's investments, compliance with regulatory requirements, and a variety of administrative functions. (See "Portfolio Transactions" below for a discussion of Standish's receipt of soft-dollar benefits.)

      Standish does not believe the existing fee will over time provide for the appropriate resources to enable it to retain and continue to attract the quality personnel and to provide the advanced technology and systems necessary to maintain and enhance the present level of performance by the fund and service to the fund's shareholders. Standish believes the proposed increase in fee would provide the resources necessary to better enable Standish to address these challenges.

      Standish recognizes that if it were to reopen the fund to new investors, the fund's assets could grow, significantly resulting in increased advisory fee revenues from the fund. Standish does not believe that reopening the fund currently would be in the best interests of the fund's shareholders. Standish decided to close the fund to new investors on December 20, 1996 because Standish believed that continued significant asset growth would adversely effect its ability to generate superior performance for fund shareholders. Standish believed then and continues to believe today that the fund's smaller size allows Standish to better position the fund to take advantage of opportunities in the fast moving and rapidly changing small cap sector of the equities market. Standish believes that the best approach for shareholders would be to preserve the fund's smaller size by keeping the fund closed to new investors while increasing the resources available to Standish through the proposed fee increase.

      The fee increase is proposed only after careful consideration by Standish and your board of trustees. Standish and your fund's board of trustees, including the trustees who are not interested persons of the fund or Standish, have determined that the proposed fee increase is fair and reasonable. (For a discussion of the deliberations of the board, see "Factors considered by the trustees" below.) Standish and your board recommend that you vote in favor of this proposal.

Terms of existing and proposed contracts

      Except for the different advisory fee rates, effective dates and renewal dates, the terms of the existing and proposed contracts are substantially identical. The form of the proposed contract is attached to this proxy statement as Exhibit A. The following summary of the terms of the proposed contract is qualified in its entirety by reference to the attached form of the proposed contract.

      Advisory services. Under the terms of both the existing and proposed contracts Standish is responsible for providing continuously an investment program for the fund, consistent with the fund's investment objective, policies and restrictions and subject to the supervision and approval of the trustees. Specifically, Standish is required to determine what investments shall be purchased, held, sold or exchanged by the fund and what portion, if any, of the fund's assets will be held uninvested and to make changes in the fund's investments. Standish also manages, supervises and conducts the other affairs and business of the fund.

      The fund's portfolio managers are Nicholas S. Battelle and Jonathan Stone. Mr. Battelle has been primarily responsible for the day-to-day management of the fund's portfolio since the fund's inception in September 1990 and has shared those responsibilities with Mr. Stone beginning in January, 2000. Whether or not the proposed contract is approved, it is intended that Mr. Battelle and Mr. Stone would continue to serve as the fund's portfolio managers. During the past five years, Mr. Battelle has served as vice president and director of Standish. Mr. Stone has served as an associate director and senior portfolio manager of Standish since 1997. Previously, he served as a vice president of equity research at Adams, Harkness & Hill.

      Standard of care. Under each contract, Standish is not liable for any loss incurred in connection with the performance of its duties, or action taken or omitted under the contract or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment unless resulting from Standish's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the contract.

      Expenses. Under the terms of both the existing and proposed contract, the fund bears the expenses of its operations, including among other things, legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of notices and reports to interest holders, preparation and filing of registration and financial statements, bookkeeping and share pricing expenses, fees and disbursements of the fund's custodian, and interest and other like expenses properly payable by the fund.

      Standish may from time to time voluntarily agree not to impose all or a portion of its fee or otherwise take action to reduce expenses of the fund. Any such fee voluntary limitation or expense reduction may be discontinued or modified by Standish at any time.

      Standish has temporarily and voluntarily agreed to limit the fund's expenses to 0.74% of the fund's average daily net assets. It is proposed that this voluntary agreement would increase to 1.00% in the event the proposed contract is approved.

      Advisory fees: Existing contract. As noted above, as compensation for its services under the existing contract and the assumption of certain expenses which Standish incurs on behalf of the fund, the fund pays Standish an annual investment advisory fee under the existing contract equal to 0.60% of the fund's average daily net assets. This fee is computed daily and paid monthly.

      Advisory fees: Proposed contract. Under the proposed contract, as compensation for its management services and the assumption of certain expenses which Standish incurs on behalf of the fund, the fund would pay Standish an annual investment advisory fee equal to 0.80% of the fund's average daily net assets. The fee would be computed daily and paid monthly. Accordingly, this fee represents an increase in the investment advisory fee rate payable to Standish of 0.20% of the fund's average daily net assets annually over the rate under the existing contract. For information on investment advisory fees paid by other funds managed by Standish with similar objectives, see the Appendix to this proxy statement.

      If approved by the fund's shareholders, the effective date of the proposed contract is expected to be August 18, 2000 (the "effective date").

Effect of the new advisory fee

      Set forth below is a table showing the dollar amount of actual investment advisory fees paid by the fund during the one year period ended May 31, 2000 under the existing contract (and prior to December 31, 1999 under the advisory contract between Standish and the Standish Small Capitalization Equity Portfolio) (the "predecessor contract") and the dollar amount of fees that would have been paid under the proposed contract. The table also shows the differences (expressed as a percentage of the existing fee and in dollar terms) between the amount that would have been paid under the proposed contract and the amount actually paid under the existing contract. Also set forth below is a comparative fee table showing the amount of fees and expenses paid by the fund as a percentage of average daily net assets during the fiscal year ended September 30, 1999 and the amount of fees and expenses shareholders would have paid if the proposed contract had been in effect. The figures shown for the new fee represent the amounts that actually would have been paid under the proposed contract during the 12 months ended September 30, 1999. At May 31, 2000, the fund had net assets of approximately $157,286,886.

                 DOLLAR AMOUNT OF INVESTMENT ADVISORY FEES PAID
                          (one year ended May 31, 2000)

                                                                                    Difference from amount paid under
                                                                                    existing and predecessor contracts
                                                                                    ----------------------------------
                                               Existing and
                                                Predecessor          Proposed        as a percentage of
                                                 Contracts           Contract         the existing fee     in dollars
                                               ------------         -----------      ------------------    ----------

Amount of fees paid or that would have          $1,092,242*         $1,456,322*             +33.3%          +$364,080
     been paid

Amount of fees paid or that would have          $1,032,174*         $1,456,322*             +38.8%          +$424,148
     been paid (After waiver)**

The increase would amount to 20 cents on each $100 invested in the fund.

-----------------

*The figures shown represent investment advisory fees paid indirectly by the fund through its investment in the Standish Small Capitalization Equity Portfolio for the period May 1, 1999 through December 30, 1999 under the predecessor contract and by the fund for the period December 31, 1999 through May 31, 2000 under the existing contract. On December 31, 1999, the fund withdrew all of its investable assets from the Portfolio and resumed investing in securities directly. For the fiscal year ended September 30, 1999, the Standish Small Capitalization Equity Portfolio paid Standish investment advisory fees of $1,009,227, of which $16,107 were waived by Standish. The fund did not pay any investment advisory fees during the fiscal year ending September 30, 1999.

** Due to voluntary expense limitations, Standish reduced its advisory fee payable by the Portfolio.

                              COMPARATIVE FEE TABLE
                     (fiscal year ended September 30, 1999)

      Annual Fund Operating Expenses(1)
      (as a percentage of average net assets)

                                                 Predecessor        Proposed
                                                  contract          contract
                                                ------------      ------------

      Management fee                                0.60%            0.80%

      Distribution and service (12b-1) fee          0.00%            0.00%

      Other expenses                                0.20%            0.20%
                                                ------------      ------------

      Total annual fund operating expenses          0.80%            1.00%

      (1) These fees and expenses are set forth without regard to any expense cap. Because Standish has agreed voluntarily and temporarily to cap the fund's operating expenses, the fund's actual expenses were (or would have been, in the case of the proposed contract):

            Management fees                               0.59          0.80

            Other expenses                                0.15          0.18

            Total annual fund operating expenses          0.74          0.98

      If the fee increase is approved, Standish expects to increase the expense cap to 1.00% from 0.74%. Accordingly, the fund's actual expenses under the proposed contract shown in the above footnote are estimated assuming the 1.00% cap was in effect.

Examples

      The following examples help you compare the costs of investing in the fund under the existing contract and after giving effect to the fee increase reflected in the proposed contract with the cost of investing in other mutual funds. They assume that: a) you invest $10,000 in the fund for the time periods shown, b) you reinvest all dividends and distributions, c) your investment has a 5% return each year, d) the fund's operating expenses remain the same and e) you redeem at the end of each period.

      Number of years you
        own your shares           Existing contract          Proposed contract
      -------------------         -----------------          -----------------
         1 year                           $82                      $101
         3 years                         $255                      $315
         5 years                         $444                      $547
         10 years                        $990                    $1,213

Other provisions of the existing and proposed contracts

Miscellaneous

      The existing contract was first approved by your fund's board on October 12, 1999 and entered into on December 31, 1999. As noted above, prior to December 31, 1999, the fund had invested all of its investable assets in the Standish Small Capitalization Equity Portfolio. During the period that the fund invested all of its investable assets in the Portfolio, the Portfolio invested those assets in securities and Standish served as investment adviser to the Portfolio rather than the fund pursuant to the predecessor contract which was approved by the fund's shareholders on March 29, 1996. The existing contract is substantially identical to the Portfolio's advisory contract and, according to an interpretive position of the staff of the Securities and Exchange Commission, did not have to be approved by the shareholders of the fund. The existing contract is renewable annually by the vote of a majority of the fund's board, including a majority of the trustees who are not "interested persons" (as defined in the 1940 Act) of the fund or Standish, cast in person at a meeting called for the purpose of voting on such renewal.

      If approved, the proposed contract will become effective on August 18, 2000 (or if approved after that date, on the first day of the first month following the approval date) and will continue in effect for a period of two years after its effective date and thereafter will continue from year to year subject to annual approval by the board of trustees in the same manner as the existing contract. The existing contract and the proposed contract terminate if assigned (as defined in the 1940 Act) and may be terminated without penalty by either party (in the case of the fund by vote of its board or by a vote of a majority of the outstanding voting securities of the fund), upon 60 days' written notice.

Additional information pertaining to Standish

      For additional information concerning the management, ownership structure, affiliations, brokerage policies and certain other matters pertaining to Standish, see the Appendix to this proxy statement.

Factors considered by the trustees

      The trustees determined that the terms of the proposed contract are fair and reasonable and that approval of the proposed contract on behalf of the fund is in the best interests of the fund and its shareholders. In their discussions, the trustees who are not "interested" persons of the fund or Standish were advised by their own legal counsel. At their June 2-3, 2000 meeting, the trustees who are not "interested" persons of the fund or Standish met privately with their own legal counsel to discuss the matter prior to approving the proposed contract. These trustees and the other members of the board approved the proposed contract on June 3, 2000.

      In connection with their deliberations, the trustees requested and were furnished with substantial information to assist in their evaluation. This information included a comparison of the fund's present and proposed investment advisory fees and expense ratios with those of other mutual funds in its peer group. This information indicated that the fund's present advisory fee and expense ratio were well below the median among mutual funds in its competitive universe and that, after giving effect to the proposed fee increase, the fund's investment advisory fee and its expense ratio would still be somewhat below the median. Standish also provided information comparing the fund's investment performance with the fund's benchmark, the Russell 2000 Growth Index, and with competitive mutual funds, which indicated that the fund had generally outperformed the benchmark and the median fund in its competitive universe.

      In addition, Standish provided, and the trustees reviewed, information concerning Standish's profitability in managing the fund at the current fee level and that the current domestic small capitalization equity market is marked by various factors which tend to increase Standish's costs. These factors include: (i) growing complexity (both in the increasing number of issuers Standish must follow, including significant growth in the number of initial public offerings, and the highly technical nature of products and services most of these companies provide); (ii) a high level of competition among a growing number of funds in this category for assets, top performance rankings and quality investment personnel; and (iii) steeply rising costs related to the employment of additional quality investment consultants, investments in information technology and the effect of competition on compensation packages necessary to attract and retain quality personnel. The trustees also considered the fact that the fund is currently closed to new investors and the merits of reopening the fund to new investors in lieu of a fee increase.

      As a result of their deliberations, and taking into consideration the information provided, the trustees determined that Standish's request for a fee increase was reasonable.

Trustees' recommendation

      At the meeting held on June 3, 2000, your board of trustees, including all of the trustees who are not "interested persons" of the fund or Standish, unanimously concluded that the fee was fair and reasonable and in the best interests of the fund's shareholders, and by a vote cast at the meeting, unanimously approved and voted to recommend to the shareholders of the fund that they approve the proposal to adopt the proposed contract.

Required vote

      Adoption of this Proposal requires the approval of a majority of the outstanding voting securities of the fund, which under the 1940 Act, means the affirmative vote of the lesser of (i) 67% or more of the shares of the fund represented at the meeting, if at least 50% of all outstanding shares of the fund are represented at the meeting, or (ii) 50% or more of the outstanding shares of the fund entitled to vote at the meeting (a "1940 Act majority vote").

      If this Proposal is not approved by the shareholders of the fund, the existing contract will continue in effect.

      For the reasons set forth above, the trustees of your fund recommend that shareholders vote in favor of the proposed contract.

                       INFORMATION CONCERNING THE MEETING

Outstanding shares and quorum

      As of June 9, 2000, 2,327,174.531 shares of beneficial interest of the fund were outstanding. Only shareholders of record on June 9, 2000 are entitled to notice of and to vote at the meeting. A majority of the outstanding shares of the fund that are entitled to vote will constitute a quorum for the transaction of business.

Ownership of shares of the fund

      To the knowledge of the fund, as of June 9, 2000, the following persons owned of record or beneficially 5% or more of the outstanding shares of the fund.

                                                         Number of shares owned and
Shareholder                                              percentage of total shares outstanding
-----------                                              --------------------------------------

Factory Mutual Insurance Company                         427,827.549                   18.4%
P.O. Box 9198
225 Wyman Street
Waltham, MA  02454

Brown Printing Company Profit Sharing                    243,452.652                   10.5%
Norwest Bank Minnesota, N.A.
P.O. Box 1533
Minneapolis, MN  55480

Hendrix College                                          231,537.886                    9.9%
1601 Harkrider Street
Conway, AR  72032

Allendale Mutual Retirement Equity Income                125,764.476                    5.4%
c/o FM Global Pension Plan
P.O. Box 9198
225 Wyman Street
Waltham, MA  02454

Bingham, Dana & Gould                                    123,832.742                    5.3%
150 Federal Street
Boston, MA  02110

Shareholder proposals

      Your fund is not required to hold annual meetings of shareholders and does not currently intend to hold a meeting of shareholders in 2000. A shareholder proposal intended to be presented at a future annual meeting must be received by the fund a reasonable time before the fund prepares proxy materials relating to such a meeting.

Proxies, quorum and voting at the meeting

      Any shareholder who has given his or her proxy to someone has the power to revoke that proxy at any time prior to its exercise by executing a superceding proxy or by submitting a notice of revocation to the secretary of the Trust. In addition, although mere attendance at the meeting will not revoke a proxy, a shareholder present at the meeting may vote in person and, by voting in person, shall be deemed to have revoked any previously granted proxy. All properly executed and unrevoked proxies received in time for the meeting will be voted in accordance with the instructions contained in the proxies. If no instruction is given, the persons named as proxies will vote the shares represented thereby in favor of the proposal described above and will use their best judgment in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

      In the event that at the time any session of the meeting is called to order a quorum is not present in person or by proxy, the persons named as proxies may vote those proxies which have been received to adjourn the meeting to a later date. In the event that a quorum is present but sufficient votes in favor of the proposal have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to the proposal. Any such adjournment will require the affirmative vote of more than one half of the shares of the fund present in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies which they are entitled to vote in favor of any such proposal in favor of such an adjournment and will vote those proxies required to be voted against any such proposal against any such adjournment. A shareholder vote may be taken on one or more of the proposals brought before the meeting prior to such adjournment if sufficient votes for its approval have been received and it is otherwise appropriate. Such vote will be considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

      Shares of your fund represented in person or by proxy, including shares which abstain or do not vote with respect to a proposal, will be counted for purposes of determining whether there is a quorum at the meeting. Accordingly, an abstention from voting has the same effect as a vote against a proposal. However, if a broker or nominee holding shares in "street name" indicates on the proxy card that it does not have discretionary authority to vote on a proposal, those shares will not be considered present and entitled to vote on that proposal. Thus, a "broker non-vote" has no effect on the voting in determining whether a proposal has been adopted by at least 67% of the shares of the fund present at the shareholders' meeting, if more than 50% of the outstanding shares (excluding the "broker non-votes") are present or represented at the meeting. However, for purposes of determining whether a proposal has been adopted in accordance with a vote that requires approval by holders of at least a majority of the outstanding shares of the fund, a "broker non-vote" has the same effect as a vote against that proposal because shares represented by a "broker non-vote" are considered to be outstanding shares.

Other business

      While the meeting has been called to transact any business that may properly come before it, the only matters that the trustees intend to present is the investment advisory agreement proposal stated in the attached notice of special meeting of shareholders and described in this proxy statement. However, if any additional matters properly come before the meeting, and on all matters incidental to the conduct of the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on such matters unless instructed to the contrary.

Method of solicitation and expenses

      The cost of preparing, assembling and mailing this proxy statement, the attached notice and the accompanying proxy card will be borne by Standish. In addition to soliciting proxies by mail, Standish may, at Standish's expense, have one or more of the fund's officers, representatives or compensated third-party agents, aid in the solicitation of proxies by personal interview or telephone and telegraph and may request brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the shares held of record by such persons.

      Persons holding shares as nominees will be reimbursed by Standish, upon request, for the reasonable expenses of mailing soliciting materials to the principals of the accounts.

                                    APPENDIX

Additional information pertaining to Standish

      Ownership and Control of Standish. Edward H. Ladd is the Chairman of the Board of Directors and a Managing Director of Standish. George W. Noyes is the President, Chief Executive Officer and a Managing Director of Standish. Austin
C. Smith is the Treasurer of Standish. The following constitute all of the Directors of Standish: Caleb F. Aldrich, Dolores S. Driscoll, Maria D. Furman, Raymond J. Kubiak, Edward H. Ladd, George W. Noyes, Ralph S. Tate and Richard S. Wood. All of the outstanding stock of Standish is owned by SAW Trust, a Massachusetts business trust. SAW Trust is owned entirely by its twenty-five trustees. SAW Trust is owned entirely by its twenty-five trustees, all of whom are officers of Standish. Eight of the twenty-five trustees are the Directors of Standish listed above. The remaining seventeen trustee/shareholders are:
Nicholas Battelle, David H. Cameron, Karen K. Chandor, Lavinia B. Chase, D. Barr Clayson, W. Charles Cook, Joseph M. Corrado, Richard C. Doll, James E. Hollis III, Laurence A. Manchester, Arthur H. Parker, Catherine A. Powers, Howard B. Rubin, Austin C. Smith, Thomas P. Sorbo, David C. Stuehr and Michael W. Thompson. All of the trustee/shareholders of SAW Trust are Standish controlling persons.

      The trustees and officers of the fund who are also directors, trustees, officers or employees of Standish or SAW Trust are listed below. The address of each such person, and of each person who is an officer, director or trustee of Standish or SAW Trust, is c/o Standish, Ayer & Wood, Inc., One Financial Center, Boston, Massachusetts 02111.

Directors, officers and employees of Standish or SAW Trust who are also trustees and officers of the fund:

Name                                     Position held With the Fund            Position with Standish
----                                     ---------------------------            ----------------------

D. Barr Clayson                          Vice President and Trustee             Vice President and Director

Edward H. Ladd                           Vice President and Trustee             Chairman of the Board and Managing
                                                                                Director

Richard S. Wood                          President and Trustee                  Vice President and Managing Director

James E. Hollis III                      Executive Vice President               Vice President and Director

Paul G. Martins                          Vice President and Treasurer           Vice President and Chief Financial
                                                                                Officer

Anne P. Herrmann                         Vice President and Secretary           Assistant Vice President and Senior
                                                                                Fund Administration Manager

Beverly E. Banfield                      Vice President                         Vice President, Associate Director
                                                                                And Chief Compliance Officer

Denise B. Kneeland                       Vice President                         Vice President and Manager, Mutual
                                                                                Fund Operations

Tami M. Pester                           Vice President                         Assistant Vice President, Assistant
                                                                                Compliance Manager and Compliance
                                                                                Officer

Rosalind J. Lillo                        Vice President                         Broker/Dealer Administrator

Deborah Rafferty-Maple                   Vice President                         Assistant Vice President, Financial
                                                                                Planner and Registered Investment
                                                                                Networks Marketing Manager

Lisa A. Kane                             Vice President                         Jr. Client Service Professional

Steven M. Anderson                       Vice President                         Mutual Funds Controller

The principal occupation of each principal executive officer and director of Standish is as an employee of Standish.

Services provided to the fund by affiliates of Standish

      Standish Funds Distributor, L.P. ("SFD") serves as the fund's principal underwriter. SFD receives no compensation for these services. SFD is expected to continue to serve as the fund's principal underwriter regardless of whether the proposed contract is approved. The address of SFD is One Financial Center, Boston, Massachusetts 02111.

Similar funds advised by Standish

      Standish serves as the investment adviser to the following funds with investment objectives similar to your fund's objective:

                                                                     Annual advisory fee
                                            Net Assets               (as a % of average
Name of fund                                (as of May 31, 2000)     daily net assets)            Fee after waivers
------------                                --------------------     -----------------            -----------------

Small Cap Tax Sensitive Equity Fund         $235,801,064                  0.80%*                        0.80%

Small Cap Growth Portfolio                  $140,820,801                  0.80%**                       0.80%

------------------

      *On January 14, 2000, the shareholders of Small Cap Tax Sensitive Equity Fund approved an increase in this fee from 0.60% to 0.80%.

      **On December 20, 1999, the shareholders of Standish Small Cap Growth Fund approved an increase in this fee from 0.60% to 0.80%

      Portfolio Transactions. All orders for the purchase or sale of portfolio securities are placed on behalf of the fund by Standish pursuant to authority contained in the existing contract. In selecting brokers or dealers, Standish considers factors relating to execution on the best overall terms available, including, but not limited to, the size and type of the transaction; the nature and character of the markets of the security to be purchased or sold; the execution efficiency, settlement capability and financial condition of the dealer; the dealer's execution services rendered on a continuing basis; and the reasonableness of any dealer spreads.

      Standish may select broker-dealers which provide brokerage and/or research services to the fund and/or other investment companies or institutional or other accounts advised by Standish. Such research services must provide lawful and appropriate assistance to Standish in the performance of its investment decision-making responsibilities and could include advice concerning the value of securities; the advisability of investing in, purchasing or selling securities; the availability of securities or the purchasers or sellers of securities; providing stock quotation services, credit rating service information and comparative fund statistics; furnishing analysis, electronic information services, manuals and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and performance of accounts and particular investment decisions; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement).

      In circumstances in which two or more broker-dealers offer comparable prices and executions, preference may be given to a broker-dealer which has sold shares of the fund. This policy does not imply a commitment to execute all portfolio transactions through all broker-dealers that sell shares of the fund. In addition, if Standish determines in good faith that the amount of commissions charged by a broker-dealer is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, the fund may pay commissions to such broker-dealer in an amount greater than the amount another firm may charge. This information might be useful to Standish in providing services to the fund as well as to other investment companies or accounts advised by Standish, although not all of such research may be useful to the fund. Conversely, such information provided to Standish by brokers and dealers through whom other clients of Standish effect securities transactions might be useful to Standish in providing services to the fund. The receipt of such research is not expected to reduce Standish's normal independent research activities; however, it enables Standish to avoid the additional expense which might otherwise be incurred if it were to attempt to develop comparable information through its own staff.

                                                                       EXHIBIT A

                          INVESTMENT ADVISORY AGREEMENT
                    Standish Small Capitalization Equity Fund

      AGREEMENT made as of this ___ day of ______, 2000, between Standish, Ayer & Wood Investment Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), and Standish, Ayer & Wood, Inc., a Massachusetts corporation (the "Adviser").

WITNESSETH:

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the assets held by the Trustees of the Trust may be divided into separate funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and

      WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to Standish Small Capitalization Equity Fund (the "Fund"), a separate fund of the Trust, and the Adviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1. Appointment of the Adviser. The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Fund in any way nor shall otherwise be deemed an agent of the Fund.

      2. Duties of the Adviser.

            (a) The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision and review of the Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Trust, make changes in the investments of the Fund. Subject always to the supervision of the Trustees of the Trust and to the provisions of the Trust's Agreement and Declaration of Trust and Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

            (b) The Adviser shall provide, without cost to the Trust, all necessary office space and the services of executive personnel for administering the affairs of the Fund.

            (c) The Fund shall bear the expenses of its operations, including legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of shareholder notices and reports, typesetting and printing of prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders, bookkeeping and share pricing expenses, fees and disbursements of the Trust's custodian, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Trust.

      3. Compensation of the Adviser.

            (a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 0.80% of the Fund's average daily net asset value. Such fees shall be accrued when computed and payable monthly. For purposes of calculating such fees, the Fund's average daily net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current prospectus and statement of additional information.

            (b) The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

      4. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or retention of any securities on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

      5. Term and Termination.

            (a) This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

            (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other parties.

            (c) This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

      6. Limitation of Liability. The term "Standish, Ayer & Wood Investment Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 13, 1986, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                          STANDISH, AYER & WOOD INVESTMENT TRUST
                          on behalf of Standish Small Capitalization Equity Fund

Attest:

                          By: __________________________________________________

                          Its: _________________________________________________


                          STANDISH, AYER & WOOD, INC.

Attest:

                          By: __________________________________________________

                          Its: _________________________________________________

                                  PROXY BALLOT
                    STANDISH SMALL CAPITALIZATION EQUITY FUND
                                   a series of
                     STANDISH, AYER & WOOD INVESTMENT TRUST

PROXY                                                                      PROXY

--------------------------------------------------------------------------------

The undersigned, revoking all prior proxies, hereby appoints Beverly E. Banfield, Edward H. Ladd and Richard S. Wood, or any of them individually, as proxies, with full powers of substitution, to vote for the undersigned at the Special Meeting of Shareholders of Standish Small Capitalization Equity Fund (the "Fund"), a series of Standish, Ayer & Wood Investment Trust (the "Trust"), to be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, on August 17, 2000, at 2:00 p.m., Boston time, or at any adjournment thereof, notice of which meeting and the Proxy Statement accompanying the same have been received by the undersigned, upon the following matters as described in the Notice of Special Meeting and accompanying Proxy Statement:

            (a) TO CONSIDER AND ACT UPON A PROPOSAL TO ADOPT A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN STANDISH, AYER & WOOD INVESTMENT TRUST, ON BEHALF OF ITS SERIES, STANDISH SMALL CAPITALIZATION EQUITY FUND, AND STANDISH, AYER & WOOD, INC., INCREASING THE RATE AT WHICH FEES ARE PAID TO STANDISH.

     |_| FOR                    |_| AGAINST                   |_| ABSTAIN

            (b) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Said proxies will vote this proxy as directed, or if no direction is indicated, for the proposal unless authority to do so is specifically withheld in the manner provided.

                                             Dated:____________________, 2000

                                             ___________________________________

                                             ___________________________________

[Label identifying shareholder account]      ___________________________________

                                             ___________________________________
                                                        Signature(s)


                                             ___________________________________
                                                      Print name, title

      In signing, please write name(s) exactly as your account is registered. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND SHOULD BE RETURNED AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED